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                               OPTION AGREEMENT


     This Option Agreement is entered into as of July 1, 1998, by and between ImageMatrix Corporation, a Colorado Corporation ("ImageMatrix") and Dennis Hefter ("Employee").

     WHEREAS, Employee was induced to relocate to Colorado to become an executive for the Company; and

     WHEREAS, in conjunction with acceptance of such employment Employee was encouraged to take an equity ownership position in the Company; and

     WHEREAS, pursuant to such encouragement, Employee has purchased, and now owns, 155,000 shares (the "Shares") of the Company's Common Stock;

     WHEREAS, Employee has given notice of termination of his employment with the Company; and

     WHEREAS, Employee's termination of employment as contemplated by his notice would be seriously detrimental to the Company; and

     WHEREAS, as a consequence thereof, the Board of Directors has induced Employee to extend his employment with the Company under the terms of this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the covenants of the parties as provided herein, the parties agree as follows:

     1. For purposes of this Agreement, the following terms shall have the meanings ascribed to them:

         (a) "Acquisition" means the acquisition after the date of this Agreement by a person or entity of not less than fifty-one percent (51%) of the issued and outstanding capital stock, or the acquisition of substantially all of the assets of ImageMatrix.

         (b) "Cause" means (A) conviction of, or plea of nolo contendere to, any felony, or to any crime or offense involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct, (B) repeated intoxication by alcohol or drugs during the performance of his duties, (C) breach of any provision of this Agreement, willful and intentional misuse or diversion of ImageMatrix's, or any of ImageMatrix's affiliates, funds, embezzlement, or fraudulent or willful and material misrepresentations or concealments, whether orally or in any writing submitted to ImageMatrix, or its affiliates, (D) repeated material failure, after written notice, to perform the duties of Employee's employment, (E) material failure to follow or comply with any lawful directive of any superior having authority to direct the activities of Employee, or (F) the occurrence of an event or series of events which lead ImageMatrix to the reasonable conclusion that Employee has materially breached or damaged ImageMatrix's trust in Employee's character and integrity sufficiently to impair his standing with ImageMatrix; provided, however, that in the
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case of the foregoing clauses (D), (E) and (F), Employee shall have been informed, in writing, of such material failure referred to in the foregoing clauses (D), (E) and (F), respectively, and provided with a reasonable opportunity to cure such material failure, if such failure is subject to cure.

         (c) "Trigger Date" means the date an agreement for an Acquisition is signed by ImageMatrix, provided, however, that, except to the extent provided in Paragraph 4 hereof, a Trigger Date shall not occur later than one (1) year after the date of this Agreement.

     2. If the Trigger Date shall occur prior to one (1) year from the date of this Agreement, and Employee has not been disqualified by the conditions of Paragraph 3 hereof, then Employee shall have, pursuant to this Agreement, either an option to require ImageMatrix to repurchase the Shares (not to exceed the number of Shares Employee owns at the time of the option exercise) at a purchase price of $2.25 per share (with the exercise price to be adjusted for stock splits, stock dividends, and like matters) or an option to require ImageMatrix to pay Employee a bonus of Three Hundred Thousand Dollars ($300,000.00) in cash and/or marketable securities which shall be in addition to the compensation Employee is entitled to in his capacity as an employee of ImageMatrix. The option used will be selected solely by ImageMatrix. The option shall be exercisable by Employee, by written notice, for fifteen (15) days after the later to occur of (a) the Trigger Date, or (b) the date he learns of the event causing a Trigger Date. Payment by the Company for the Shares or payment of the cash bonus shall be contingent upon and shall be made prior to or at the closing of an Acquisition. If the Acquisition fails to occur for any reason, the option shall be treated as still in effect for subsequent events causing a Trigger Date under this Agreement.

     3. For Employee to be entitled to exercise this option up to and including the Trigger Date, the following conditions shall apply:

         (a) Employee shall not have been terminated by ImageMatrix for Cause, as defined in Paragraph 1(b);

         (b) Employee shall not have voluntarily terminated his employment at ImageMatrix.

     4. If ImageMatrix terminates Employee without Cause within one (1) year from the date of this Agreement, and if a Trigger Date shall occur within ninety
(90) days after such termination (even if the Trigger Date occurs after one (1) year from the date of this Agreement), then Employee shall be entitled to exercise the option provided by Paragraph 2 hereof.

     5. Except as provided in Paragraph 4, if a Trigger Date has not occurred by the close of business on the date which is one (1) year from the date of this Agreement, this Agreement shall terminate and Employee shall forfeit the right to exercise the option provided by Paragraph 2 hereof.

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     6.  THE PROVISIONS OF THIS AGREEMENT SHALL IN NO WAY ALTER EMPLOYEE'S
STATUS AS AN EMPLOYEE "AT WILL" UNDER COLORADO LAW OR LIMIT IMAGEMATRIX'S ABILITY TO TERMINATE EMPLOYEE'S EMPLOYMENT BY IMAGEMATRIX FOR ANY REASON, AT ANY TIME, WITHOUT NOTICE.

IN WITNESS WHEREOF, the undersigned have affixed their signatures to this Agreement as of the date first above written.

IMAGEMATRIX CORPORATION      DENNIS C. HEFTER
                             8551 Strawberry Lane
                             Niwot, CO  80503


By:______________________
Title:___________________

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